Exhibit 10.1

Execution Version

AMENDMENT TO

WARRANT AGREEMENT

THIS AMENDMENT TO WARRANT AGREEMENT (this “Amendment”), is made and entered into as of June 28, 2023, by and between Kaleyra, Inc. (formerly known as GigCapital, Inc., a Delaware corporation, a Delaware corporation (“Company”), and Continental Stock Transfer & Trust Company, a New York corporation (“Warrant Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Existing Warrant Agreement (as defined below).

WHEREAS, the Company and the Warrant Agent previously entered into that certain Warrant Agreement, dated as of December 12, 2017 (the “Existing Warrant Agreement”), pursuant to which (i) the Company issued the Public Warrants and the Private Placement Warrants, representing the right to purchase one share of Common Stock;

WHEREAS, on March 8, 2023, the Company effected a reverse stock split of the Common Stock at the ratio of 1-for-3.5 and the Exercise Price to purchase one share of Common Stock was adjusted to $40.25;

WHEREAS, concurrently with the execution of this Amendment, the Company, Tata Communications Limited, a company listed on BSE Limited and National Stock Exchange of India Limited (“Parent”) and TC Delaware Technologies Inc. (“Merger Sub”), are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Merger Agreement provides that, upon completion of the Merger (i) each outstanding share of Common Stock will be cancelled and converted into the right to receive an amount of cash, without interest, equal to $7.25 per share and (ii) each outstanding Warrant will be cancelled and converted into a right to receive an amount in cash, without interest, equal to (A) the total number of shares of Common Stock underlying such Warrant multiplied by (B) the excess, if any, of (I) the Per Share Consideration over (II) the Exercise Price;

WHEREAS, pursuant to Section 9.8 of the Existing Warrant Agreement, the parties may amend the Existing Warrant Agreement without the consent of any registered holder for the purpose of, among other things, adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders; and

WHEREAS, the parties desire to amend certain provisions of the Existing Warrant Agreement that do not adversely affect the interests of the registered holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendment of Existing Warrant Agreement. Effective as of the date of this Amendment, section 4.4 of the Existing Warrant Agreement is amended and restated in its entirety as follows:

“4.4. Replacement of Securities upon Reorganization, etc. In case of the occurrence of (i) any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), (ii) any merger or consolidation of the Company with or into another entity or conversion of the Company into another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or (iii) any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved (clause (i), (ii) and (iii) each a “Corporate Event”), in which less than 100% of the consideration receivable by the holders of the Common Stock in such Corporate Event is payable in cash, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance” ) and the Company shall not enter into any such consolidation, merger, sale or conveyance unless the successor or purchasing entity, as the case may be, shall execute an amendment hereto with the Warrant Agent providing for delivery of such Alternative Issuance; provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Exercise Price shall be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the Exercise Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). In case of the occurrence of any Corporate Event in which 100% of the consideration receivable by the holders of the Common Stock in the Corporate Event is payable in cash, then immediately prior to the consummation of such Corporate Event, (i) the Exercise Price shall be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (A) the Exercise Price in effect prior to such reduction minus (B) (I) the Per Share Consideration minus (II) the Black-Scholes Warrant Value and (ii) immediately following (and after giving effect to) the reduction of the Exercise Price as set forth in the immediately preceding clause (i), and upon consummation of the Corporate Event, and without any action on the part of the Company or the Registered Holder, each Warrant that is outstanding and unexercised immediately prior to the consummation of such Corporate Event shall automatically be cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (A) the total number of shares of Common Stock underlying such Warrant multiplied by (B) the excess, if any of (I) the Per Share Consideration over (II) the Exercise Price. The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the ninety (90) day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced to less than the par value per share issuable upon exercise of the Warrant.”

2.	Effect of Amendment. Except as specified in this Amendment, all terms and conditions of the Existing Warrant Agreement shall be binding on the parties hereto and shall remain in full force and effect.

3.

Representations and Warranties. Each of the Company and the Warrant Agent hereby represent and warrant to the other party as follows: (i) the representing party has all necessary corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by the representing party of this Amendment and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the representing party; and (iii) this Amendment has been duly and validly executed and delivered by the representing party and, assuming the due authorization, execution and delivery by the other party, constitutes (or will constitute) a legal, valid and binding obligation of the representing party, enforceable against the representing party in accordance with its terms, subject to bankruptcy, insolvency or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

4.

Other Provisions. This Amendment hereby incorporates the provisions of Sections 9.1 (Successors), 9.2 (Notices), 9.3 (Applicable Law), 9.4 (Persons Having Rights Under this Agreement), 9.6 (Counterpart), 9.7 (Effect of Headings) and 9.9 (Severability) of the Existing Warrant Agreement as if fully set forth herein, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

KALEYRA, INC.

By:	/s/ Dario Calogero
Name: Dario Calogero
Title: Chief Executive Officer

[Signature Page to Warrant Agreement Amendment]

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	Erika Young
Name: Erika Young
Title: Vice President – 06/27/2023

[Signature Page to Warrant Agreement Amendment]